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                                                                     Exhibit 3.4

                                  AMENDMENT TO
                                   BY-LAWS OF
                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                            (A DELAWARE CORPORATION)
                                 AUGUST 12, 1996


            Article XI of the By-Laws of the Corporation is hereby amended in its entirety to read as follows:

            "Except as otherwise provided by the Certificate of Incorporation, these By-laws may be amended or repealed, or new By-laws may be adopted, at any annual or special meeting of the stockholders, by a majority of the total votes of the stockholders and by a majority of the total votes of each class of stock, present in person or by proxy and entitled to vote on such action; provided, however, that the notice of such meeting shall have been given as provided in these By-laws, which notice shall mention that amendment or repeal of these By-laws, or the By-laws may be amended and the new By-laws may be adopted by the Board at any meeting thereof provided that By-laws adopted by the Board maybe amended or repealed by the stockholders as hereinabove provided."